UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 28, 2011 (February 24, 2011)

BANCFIRST CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	0-14384	73-1221379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 N Broadway, Oklahoma City, OK	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(405) 270-1086

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 24, 2011 the board of directors of the Company elected Dr. Cindy Ross as a director of the Board. Dr. Ross accepted the position effective immediately. Dr. Ross will serve as a Class III director and her term will expire at the annual meeting of shareholders in May 2013 at which time she will stand for re-election. Dr. Ross has served as president of Cameron University since 2002. Dr. Ross earned her baccalaureate, master's and doctoral degrees from Oklahoma State University where she held both administrative and academic posts until 1990 when she joined the Oklahoma State Regents for Higher Education (OSRHE).  She worked as Chief Academic Officer and Executive Vice Chancellor for Academic Affairs during her 12 years at the OSRHE.

Dr. Ross will serve on the Independent Directors’ Committee.  Dr. Ross will participate in the Company’s outside director fee schedule as follows.

The Company provides the following elements of compensation for its non-employee directors, each of whom is also a director of the Bank:

•	A retainer of $1,000 per quarter to each non-employee director for serving on the Board.
•	A retainer of $1,000 per month to each non-employee director for serving on the Bank’s Board of Directors.
•	A grant of 10,000 options to each non-employee director at the time of their initial appointment or election to the Board.

The option grants are provided under the BancFirst Corporation Non-Employee Directors’ Stock Option Plan and are exercisable at the rate of 25% per year beginning one year from the date of grant.  If a director is terminated for cause, all options will be forfeited immediately.  If a director ceases to be member of the Board for any other reason, unvested options will terminate and only previously vested options may be exercised for a period of 30 days following termination (or 12 months in the case of termination on account of death).

Non-employee directors can elect to defer all or any portion of their cash compensation through the BancFirst Corporation Directors’ Deferred Stock Compensation Plan.  Under the plan, directors of the Company may defer up to 100% of their Board fees.  They are credited for each deferral with a number of stock units based on the current market price of the Company’s stock, which accumulate in an account until such time as the director terminates service as a Board member.  Shares of our common stock are then distributed to the terminating director based upon the number of stock units accumulated in his or her account.  Because stock units are not actual shares of our common stock, they do not have any voting rights.

There are no arrangements or understandings between Dr. Ross and any other persons pursuant to which he was selected as director and there are no transactions between the Company and Mr. Drummond that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BancFirst Corporation
(Registrant)

February 28, 2011
/s/ Joe T. Shockley, Jr.
Joe T. Shockley, Jr.
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)